AMENDMENT NO. 2

TO

RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is effective as of March 25, 2004, between XM SATELLITE RADIO HOLDINGS INC., a Delaware corporation (the “Company”), and EQUISERVE TRUST COMPANY, N.A. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are party to a Rights Agreement, dated as of August 2, 2002, as amended (the “Rights Agreement”);

WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.    Amendments to Section 1.

(a) Section 1(a) of the Rights Agreement, relating to the definition of the term “Acquiring Person,” is amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Class A Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Class A Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares so held. Notwithstanding the foregoing, neither of American Honda Motor Co., Inc. (together with its Affiliates and Associates, “Honda”) or General Motors Corporation (together with its Affiliates and Associates, including OnStar Corporation, “GM;” GM and Honda, together with their respective Affiliates and Associates, are each referred to sometimes hereinafter as a “Qualified Exempt

Person”), shall be deemed an “Acquiring Person;” provided however, that if after the Debt Refinancing Date, any Qualified Exempt Person shall at any time beneficially own a number of shares of Class A Common Stock equal to or greater than (x) the number of shares of Class A Common Stock beneficially owned by such Qualified Exempt Person as of the Debt Refinancing Date, plus (y) two percent (2%) of the total number of shares of Class A Common Stock then outstanding, then such Qualified Exempt Person shall be deemed an “Acquiring Person” hereunder as to all of the shares of Class A Common Stock then beneficially owned by it and its Affiliates and Associates. For purposes of the above calculations, in determining whether GM constitutes an “Acquiring Person,” it shall be understood that shares of Class A Common Stock issued or issuable to GM (i) as payment of interest accrued on the New GM Notes, (ii) as payment of interest accrued under the GM Credit Facility, (iii) upon conversion of the New GM Notes, (iv) upon exercise of the GM Warrant, (v) as payment of subscriber acquisition payments under the GM Distribution Agreement or in satisfaction of the Company’s obligations under any other contract with GM, (vi) in connection with the issuance and sale on or prior to the Debt Refinancing Date to General Motors Corporation or any of its Affiliates and Associates of additional shares of Class A Common Stock or securities convertible into or exercisable for Class A Common Stock, or (vii) in connection with any agreement prepared to document any of the issuances or potential issuances described in clauses (i) through (vi) above and the transactions and arrangements contemplated thereby, regardless of when such interest accrues, such New GM Notes are converted, such GM Warrant is exercised, such subscriber acquisition payments or other contractual obligations become payable, such shares of Class A Common Stock are sold, or the securities convertible or exercisable for shares of Class A Common Stock are converted into or exercised for shares of Class A Common Stock, shall be deemed to have been outstanding and beneficially owned by GM as of the Debt Refinancing Date. For purposes of the above calculations, in determining whether Honda constitutes an “Acquiring Person,” it shall be understood that shares of Class A Common Stock issued or issuable to Honda upon conversion of the New Investor Notes, regardless of when such New Investor Notes are converted, shall be deemed to have been outstanding and beneficially owned by Honda as of the Debt Refinancing Date. Notwithstanding the foregoing, The TCW Group, Inc. (together with its Affiliates and Associates, “TCW”) shall not be deemed an “Acquiring Person” unless TCW becomes the Beneficial Owner of more than 19.9% of the shares of Class A Common Stock then outstanding. Notwithstanding the foregoing, no Person shall become an “Acquiring

Person” as the result of an acquisition of shares of Class A Common Stock by the Company which, by reducing the number of shares of Class A Common Stock outstanding, increases the proportionate number of shares of Class A Common Stock beneficially owned by such Person to 15% or more of the shares of Class A Common Stock then outstanding (or in the case of a Qualified Exempt Person, increases the proportionate number of shares of Class A Common Stock beneficially owned as of the date hereof by an additional 2%); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Class A Common Stock then outstanding (or in the case of a Qualified Exempt Person, increases the proportionate number of shares of Class A Common Stock beneficially owned as of the date hereof by an additional 2%) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Class A Common Stock, then such Person shall be deemed to be an “Acquiring Person” if such Person is then the Beneficial Owner of 15% or more of the Class A Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of shares of Class A Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall again become an “Acquiring Person;” provided, that, to the extent the parties (the “Members”) to either the Shareholders’ Agreement (as defined herein) or the Director Agreement (as defined herein) could be deemed a “group” (as such term is used in Rule 13d-5 of the general Rules and Regulations under the Exchange Act (as defined herein)), no Member shall be deemed an “Acquiring Person” for any purpose of this Agreement unless and until such Member becomes the Beneficial Owner of 15% or more of the shares of Class A Common Stock then outstanding without including the number of shares Beneficially Owned by the other Members.

2.     Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this

Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

3.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

4.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

5.    Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

6.    Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

7.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested by the appropriate authorized persons.

Attest:		XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph M. Titlebaum	By:	/s/ Hugh Panero

	Name: Joseph M. Titlebaum Title: Executive Vice President		Name: Hugh Panero Title: President and CEO

Attest:		EQUISERVE TRUST COMPANY, N.A.

By:	/s/ Paula Gill	By:	/s/ James P. Mitchell

	Name: Paula Gill Title: Account Manager		Name: James P. Mitchell Title: Senior Account Manager